EXHIBIT 77Q1(a)

BY-LAWS

OF

DREYFUS OPPORTUNITY FUNDS

ARTICLE 1
Agreement and Declaration of Trust and Principal Office

1.1              Agreement and Declaration of Trust.  These By-Laws shall be subject to the Agreement and Declaration of Trust, as from time to time in effect (the "Declaration of Trust"), of the above-captioned Massachusetts business trust established by the Declaration of Trust (the "Trust").

1.2              Principal Office of the Trust.  The principal office of the Trust shall be located in New York, New York.  Its resident agent in Massachusetts shall be CT Corporation System, 2 Oliver Street, Boston, Massachusetts 02109, or such other person as the Trustees from time to time may select.

ARTICLE 2
Meetings of Trustees

2.1              Regular Meetings.  Regular meetings of the Trustees may be held without call or notice at such places (including for these purposes, by means of conference telephone circuit, video conferencing or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time) and at such times as the Trustees from time to time may determine, provided that notice of the first regular meeting following any such determination shall be given to absent Trustees.

2.2              Special Meetings.  Special meetings of the Trustees may be held at any time and at any place (including for these purposes, by means of conference telephone circuit, video conferencing or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time) designated in the call of the meeting when called by the President or the Treasurer or by two or more Trustees, sufficient notice thereof being given to each Trustee by the Secretary or an Assistant Secretary or by the officer or the Trustees calling the meeting.

2.3              Notice of Special Meetings.  It shall be sufficient notice to a Trustee of a special meeting to send notice by mail at least forty-eight hours or by email or facsimile at least twenty-four hours before the meeting addressed to the Trustee at his or her usual or last known business or residence address, email address or facsimile number, as applicable, or to give notice to him or her in person or by telephone at least twenty-four hours before the meeting.  Notice of a meeting need not be given to any Trustee if a written waiver of notice, executed by him or her before or after the meeting, is filed with the records of the meeting, or to any Trustee who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her.  Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

2.4              Notice of Certain Actions by Consent.  If in accordance with the provisions of the Declaration of Trust any action is taken by the Trustees by a written consent of less than all of the Trustees, then prompt notice of any such action shall be furnished to each Trustee who did not execute such written consent, provided that the effectiveness of such action shall not be impaired by any delay or failure to furnish such notice.  Any written consents may be executed and delivered by electronic means.

Members of the Board of Trustees or any committee designated thereby may participate in a meeting of the Board or such committee by means of conference telephone circuit, video conferencing or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time.  Participation by such means shall constitute presence in person at a meeting.

ARTICLE 3
Officers

3.1              Enumeration; Qualification.  The officers of the Trust shall be a President, a Treasurer, a Secretary and a Chief Compliance Officer and such other officers, if any, as the Trustees from time to time may in their discretion elect.  The Trust also may have such agents as the Trustees from time to time may in their discretion appoint.  An officer may be but need not be a Trustee or shareholder.  Any two or more offices may be held by the same person.

3.2              Election.  The President, the Treasurer and the Secretary shall be elected by the Trustees upon the occurrence of any vacancy in any such office.  Other officers, if any, may be elected or appointed by the Trustees at any time.  Vacancies in any such other office may be filled at any time.

3.3              Tenure.  The President, Treasurer and Secretary shall hold office in each case until he or she sooner dies, resigns, is removed or becomes disqualified.  Each other officer shall hold office and each agent shall retain authority at the pleasure of the Trustees.

3.4              Powers.  Subject to the other provisions of these By-Laws, each officer shall have, in addition to the duties and powers herein and in the Declaration of Trust set forth, such duties and powers as commonly are incident to the office occupied by him or her as if the Trust were organized as a Massachusetts business corporation or such other duties and powers as the Trustees may from time to time designate.

3.5              President.  Unless the Trustees otherwise provide, the President shall preside at all meetings of the shareholders and of the Trustees.  Unless the Trustees otherwise provide, the President shall be the chief executive officer of the Trust.

3.6              Treasurer.  The Treasurer shall be the chief financial and accounting officer of the Trust, and, subject to the provisions of the Declaration of Trust and to any arrangement made by the Trustees with a custodian, investment adviser or manager, or transfer, shareholder servicing or similar agent, shall be in charge of the valuable papers, books of account and accounting records of the Trust, and shall have such other duties and powers as may be designated from time to time by the Trustees or by the President.

3.7              Secretary.  The Secretary shall record all proceedings of the shareholders and the Trustees in books to be kept therefor, which books or a copy thereof shall be kept at the principal office of the Trust.  In the absence of the Secretary from any meeting of the shareholders or Trustees, an Assistant Secretary, or if there be none or if he or she is absent, a temporary Secretary chosen at such meeting shall record the proceedings thereof in the aforesaid books.

3.8              Chief Compliance Officer.  The Chief Compliance Officer shall function as described in Rule 38a-1 under the Investment Company Act of 1940, as amended.

3.9              Resignations and Removals.  Any Trustee or officer may resign at any time by written instrument signed by him or her and delivered to the President or Secretary or to a meeting of the

Trustees.  Such resignation shall be effective upon receipt unless specified to be effective at some other time.  The Trustees may remove any officer elected by them with or without cause.  Except to the extent expressly provided in a written agreement with the Trust, no Trustee or officer resigning and no officer removed shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal.

ARTICLE 4
Committees; Experts and Advisers

4.1              Appointment.  The Trustees may appoint from their number an executive committee and other committees.  Except as the Trustees otherwise may determine, any such committee may make rules for conduct of its business.  The chair, if any, and members of any duly appointed committee shall receive such compensation and/or fees and reimbursement for expenses as from time to time may be determined by the Trustees.

4.2              Quorum; Voting.  A majority of the members of any Committee of the Trustees shall constitute a quorum for the transaction of business, and any action of such a Committee may be taken at a meeting by a vote of a majority of the members present (a quorum being present).

4.3              Authority to Retain Experts and Advisers.  The Trustees who are not "interested persons" (as that term is defined in the Investment Company Act of 1940, as amended) of the Trust may, by a vote of a majority of such Trustees, hire employees and retain experts and advisers, including independent legal counsel, at the expense of the Trust, to the extent such Trustees deem necessary to carry out their duties as Trustees, and may execute any agreements, contracts, instruments or other documents in connection therewith.

ARTICLE 5
Reports

The Trustees and officers shall render reports at the time and in the manner required by the Declaration of Trust or any applicable law.  Officers and Committees shall render such additional reports as they may deem desirable or as may from time to time be required by the Trustees.

ARTICLE 6
Fiscal Year

The fiscal year of the Trust shall be fixed, and shall be subject to change, by the Board of Trustees.

ARTICLE 7
Seal

The seal of the Trust shall consist of a flat-faced die with the word "Massachusetts," together with the name of the Trust and the year of its organization cut or engraved thereon but, unless otherwise required by the Trustees, the seal shall not be necessary to be placed on, and in its absence shall not impair the validity of, any document, instrument or other paper executed and delivered by or on behalf of the Trust.

ARTICLE 8
Execution of Papers

Except as the Trustees generally or in particular cases may authorize the execution thereof in some other manner, all deeds, leases, contracts, notes and other obligations made by the Trustees shall be signed by the President, any Vice President, or by the Treasurer and need not bear the seal of the Trust.

ARTICLE 9
Issuance of Share Certificates

9.1              Sale of Shares.  Except as otherwise determined by the Trustees, the Trust will issue and sell for cash or securities from time to time, full and fractional shares of its shares of beneficial interest, such shares to be issued and sold at a price of not less than net asset value per share, as from time to time determined in accordance with the Declaration of Trust and these By-Laws and, in the case of fractional shares, at a proportionate reduction in such price.  In the case of shares sold for securities, such securities shall be valued in accordance with the provisions for determining value of assets of the Trust as stated in the Declaration of Trust and these By-Laws.  The officers of the Trust are severally authorized to take all such actions as may be necessary or desirable to carry out this Section 9.1.

9.2              Share Certificates.  In lieu of issuing certificates for shares, the Trustees or the transfer agent either may issue receipts therefor or may keep accounts upon the books of the Trust for the record holders of such shares, who shall in either case, for all purposes hereunder, be deemed to be the holders of certificates for such shares as if they had accepted such certificates and shall be held to have expressly assented and agreed to the terms hereof.

The Trustees at any time may authorize the issuance of share certificates.  In that event, each shareholder shall be entitled to a certificate stating the number of shares owned by him or her, in such form as shall be prescribed from time to time by the Trustees.  Such certificate shall be signed by the President or Vice President and by the Treasurer or Assistant Treasurer.  Such signatures may be facsimile if the certificate is signed by a transfer agent, or by a registrar, other than a Trustee, officer or employee of the Trust.  In case any officer who has signed or whose facsimile signature has been placed on such certificate shall cease to be such officer before such certificate is issued, it may be issued by the Trust with the same effect as if he or she were such officer at the time of its issue.

9.3              Loss of Certificates.  The Trust, or if any transfer agent is appointed for the Trust, the transfer agent with the approval of any two officers of the Trust, is authorized to issue and countersign replacement certificates for the shares of the Trust which have been lost, stolen or destroyed subject to the deposit of a bond or other indemnity in such form and with such security, if any, as the Trustees may require; provided, however, if such shares have ceased to be certificated, no new certificate shall be issued unless requested in writing by such shareholder and the Trustees have determined that such certificates may be issued.

9.4              Discontinuance of Issuance of Certificates.  The Trustees at any time may discontinue the issuance of share certificates and by written notice to each shareholder, may require the surrender of share certificates to the Trust for cancellation.  Such surrender and cancellation shall not affect the ownership of shares in the Trust.

ARTICLE 10
Indemnification

10.1          Trustees, Officers, etc.  The Trust shall indemnify each of its Trustees and officers (including persons who serve at the Trust's request as directors, officers or trustees of another organization in which the Trust has any interest as a shareholder, creditor or otherwise) (hereinafter referred to as a "Covered Person") against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of being or having been such a Trustee or officer, except with respect to any matter as to which such Covered Person shall have been finally adjudicated in a decision on the merits in any such action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Covered Person's action was in the best interests of the Trust and except that no Covered Person shall be indemnified against any liability to the Trust or its Shareholders to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office.  Expenses, including counsel fees so incurred by any such Covered Person (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), may be paid from time to time by the Trust in advance of the final disposition or any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay amounts so paid to the Trust if it is ultimately determined that indemnification of such expenses is not authorized under this Article, provided that (a) such Covered Person shall provide security for his or her undertaking, (b) the Trust shall be insured against losses arising by reason of such Covered Person's failure to fulfill his or her undertaking, or (c) a majority of the Trustees who are disinterested persons and who are not "interested persons" (as that term is defined in the Investment Company Act of 1940, as amended) (provided that a majority of such Trustees then in office act on the matter), or independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (but not a full trial-type inquiry), that there is reason to believe such Covered Person ultimately will be entitled to indemnification.

10.2          Compromise Payment.  As to any matter disposed of (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication in a decision on the merits by a court, or by any other body before which the proceeding was brought, that such Covered Person either (a) did not act in good faith in the reasonable belief that such Covered Person's action was in the best interests of the Trust or (b) is liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office, indemnification shall be provided if (a) approved as in the best interest of the Trust, after notice that it involves such indemnification, by at least a majority of the Trustees who are disinterested persons and are not Interested Persons (provided that a majority of such Trustees then in office act on the matter), upon a determination, based upon a review of readily available facts (but not a full trial-type inquiry) that such Covered Person acted in good faith in the reasonable belief that such Covered Person's action was in the best interests of the Trust and is not liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office, or (b) there has been obtained an opinion in writing of independent legal counsel, based upon a review of readily available facts (but not a full trial-type inquiry) to the effect that such Covered Person appears to have acted in good faith in the reasonable belief that such Covered Person's action was in the best interests of the Trust and that such indemnification would not protect such Covered Person against any liability to the Trust to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.  Any approval pursuant to this Section shall not prevent the recovery from any Covered Person of any amount paid to such Covered Person in accordance with this Section as indemnification if such Covered Person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that such Covered Person's action was in the best interests of the Trust or to have been liable to the Trust or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office.

10.3          Indemnification Not Exclusive.  The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any such Covered Person may be entitled.  As used in this Article 10, the term "Covered Person" shall include such person's heirs, executors and administrators, and a "disinterested person" is a person against whom none of the actions, suits or other proceedings in question or another action, suit, or other proceeding on the same or similar grounds is then or has been pending.  Nothing contained in this Article shall affect any rights to indemnification to which personnel of the Trust, other than Trustees and officers, and other persons may be entitled by contract or otherwise under law, nor the power of the Trust to purchase and maintain liability insurance on behalf of such person.

10.4          Limitation.  Notwithstanding any provisions in the Declaration of Trust and these By-Laws pertaining to indemnification, all such provisions are limited by the following undertaking set forth in the rules promulgated by the Securities and Exchange Commission:

In the event that a claim for indemnification is asserted by a Trustee, officer or controlling person of the Trust in connection with the registered securities of the Trust, the Trust will not make such indemnification unless (i) the Trust has submitted, before a court or other body, the question of whether the person to be indemnified was liable by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of duties, and has obtained a final decision on the merits that such person was not liable by reason of such conduct or (ii) in the absence of such decision, the Trust shall have obtained a reasonable determination, based upon a review of the facts, that such person was not liable by virtue of such conduct, by (a) the vote of a majority of Trustees who are neither interested persons as such term is defined in the Investment Company Act of 1940, nor parties to the proceeding or (b) an independent legal counsel in a written opinion.

The Trust will not advance attorneys' fees or other expenses incurred by the person to be indemnified unless (i) the Trust shall have received an undertaking by or on behalf of such person to repay the advance unless it is ultimately determined that such person is entitled to indemnification and (ii) one of the following conditions shall have occurred:  (x) such person shall provide security for his undertaking, (y) the Trust shall be insured against losses arising by reason of any lawful advances or (z) a majority of the disinterested, non-party Trustees of the Trust, or an independent legal counsel in a written opinion, shall have determined that based on a review of readily available facts there is reason to believe that such person ultimately will be found entitled to indemnification.

ARTICLE 11
Shareholders

11.1          Meetings.  A meeting of the shareholders of the Trust or of any series or class shall be called by the Secretary whenever ordered by the Trustees, or requested in writing by the holder or holders of at least 30% of the outstanding shares entitled to vote at such meeting.  If the meeting is a meeting of the shareholders of one or more series or class of shares, but not a meeting of all shareholders of the Trust, then only the shareholders of such one or more series or classes shall be entitled to notice of and to vote at the meeting.  If the Secretary, when so ordered or requested, refuses or neglects for more than five days to call such meeting, the Trustees, or the shareholders so requesting may, in the name of the Secretary, call the meeting by giving notice thereof in the manner required when notice is given by the Secretary.

11.2          Access to Shareholder List.  Shareholders of record may apply to the Trustees for assistance in communicating with other shareholders for the purpose of calling a meeting in order to vote upon the question of removal of a Trustee.  When ten or more shareholders of record who have been such for at least six months preceding the date of application and who hold in the aggregate shares having a net asset value of at least $25,000 or at least 1% of the outstanding shares, whichever is less, so apply, the Trustees shall within five business days either:

(i)                 afford to such applicants access to a list of names and addresses of all shareholders as recorded on the books of the Trust; or

(ii)               inform such applicants of the approximate number of shareholders of record and the approximate cost of mailing material to them and, within a reasonable time thereafter, mail materials submitted by the applicants to all such shareholders of record.  The Trustees shall not be obligated to mail materials which they believe to be misleading or in violation of applicable law.

11.3          Record Dates.  For the purpose of determining the shareholders of any series or class who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to receive payment of any dividend or of any other distribution, the Trustees from time to time may fix a time, which shall be not more than 90 days before the date of any meeting of shareholders or the date of payment of any dividend or of any other distribution, as the record date for determining the shareholders of such series or class having the right to notice of and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution, and in such case only shareholders of record on such record date shall have such right notwithstanding any transfer of shares on the books of the Trust after the record date; or without fixing such record date the Trustees may for any such purposes close the register or transfer books for all or part of such period.

11.4          Place of Meetings.  All meetings of the shareholders shall be held at the principal office of the Trust or at such other place within the United States as shall be designated by the Trustees or the President of the Trust.

11.5          Notice of Meetings.  A written notice of each meeting of shareholders, stating the place, date and hour and the purposes of the meeting, shall be given at least ten days before the meeting to each shareholder entitled to vote thereat at his or her address as it appears in the records of the Trust or the address (including for these purposes email address or facsimile number, as applicable) supplied by the shareholder for the purpose of notice.  Such notice shall be given by the Secretary or an Assistant Secretary or by an officer designated by the Trustees.  No notice of any meeting of shareholders need be given to a shareholder if a written waiver of notice, executed before or after the meeting by such shareholder or his attorney thereunto duly authorized, is filed with the records of the meeting.

11.6          Communications with Shareholders.  Any notices, reports, statements or other communications with shareholders of any kind required under the Declaration of Trust, these By-Laws or applicable law may be sent, delivered or made available in any reasonable manner as may be determined by the Trustees if not otherwise prohibited by applicable law, including, without limitation, by email or other electronic means or by posting on a website; and such communications may be sent, delivered or otherwise made available to shareholders in accordance with householding or other similar rules under which a single copy of such notice or report may be sent to shareholders who reside at the same address.  No communication need by given to any shareholder who shall have failed to inform the Trust of the shareholder's current address and the Trustees may from time to time adopt, or may authorize the officers or agents of the Trust to adopt, procedures or policies with respect to communications to shareholders that are returned to the Trust or its agents as undeliverable and similar matters.

11.7          Ballots.  No ballot shall be required for any election unless requested by a shareholder present or represented at the meeting and entitled to vote in the election.

11.8          Proxies.  Shareholders entitled to vote may vote either in person or by proxy in writing dated not more than six months before the meeting named therein, which proxies shall be filed with the Secretary or other person responsible to record the proceedings of the meeting before being voted.  Unless otherwise specifically limited by their terms, such proxies shall entitle the holders thereof to vote at any adjournment of such meeting but shall not be valid after the final adjournment of such meeting.  The placing of a shareholder's name on a proxy pursuant to telephonic or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such shareholder shall constitute execution of such proxy by or on behalf of such shareholder.

ARTICLE 12
Amendments to the By-Laws

These By-Laws may be amended or repealed, in whole or in part, by a majority of the Trustees then in office at any meeting of the Trustees, or by one or more writings signed by such a majority.

Amended and Restated:  July 1, 2011